Exhibit 99.1
Alan Cohen
Senior Vice President, Marketing and Public Relations
Office (787) 729-8256
alan.cohen@firstbankpr.com
FIRST BANCORP REPORTS EARNINGS
FOR THE QUARTER ENDED JUNE 30, 2008
San Juan, Puerto Rico, July 23, 2008 — First BanCorp (the “Corporation”) (NYSE: FBP) reported net income for the second quarter ended on June 30, 2008, of $33.0 million, or $0.25 per diluted share, compared with $23.8 million or $0.16 per diluted share for the same quarter of 2007, an increase of 39%. The Corporation’s return on average assets (ROA) and return on average common equity (ROCE) for the second quarter of 2008 were 0.72% and 10.29%, respectively, compared with 0.56% and 7.05%, respectively, for the quarter ended on June 30, 2007. Total assets increased to $18.8 billion at June 30, 2008 from $17.2 billion at December 31, 2007. This press release should be read in conjunction with the accompanying tables (Exhibit A) which are an integral part of this analysis.
“First BanCorp’s net interest margin and consumer delinquency trends in both residential mortgage and automobile financing improved during the quarter in spite of the adverse economic environment. The retail and commercial business sectors continue to grow as a result of the successful implementation of the business strategies and more rational competition in Puerto Rico,” commented Luis M. Beauchamp, Chairman of the Board and Chief Executive Officer of First BanCorp.
“We remain watchful and cautious with the continuing slowdown in the economy and the challenges and effects on the market, quality of the loan portfolios, loan reserves and capital level requirements. Consequently, asset quality and proactive loan portfolios management are our main focus at the Corporation. The initiatives developed and implemented in the last two and a half years to strengthen our credit policies and enhance our collection practices have paid off, and as a result, the non-performing residential and auto loan portfolios have stabilized and consumer loan charge-offs have decreased,” continued Mr. Beauchamp.
Mr. Beauchamp closed by stating, “First BanCorp continues to be strongly capitalized with a total regulatory capital ratio of approximately 13%, with adequate liquidity, and remains focused on implementing its business initiatives to further strengthen the franchise. ”
The following summarizes First BanCorp’s significant achievements with regards to its banking operations in Puerto Rico conducted by FirstBank Puerto Rico (“FBPR”):
•	Retail Core Products: Most of the retail growth has been driven by core retail products, including demand deposit accounts (“DDA”) and credit cards. In terms of deposit accounts FBPR has added more than 44,000 new accounts since the beginning of the year. Credit card accounts, which are issued under the FBPR name through an alliance with FIA Card Services (Bank of America), who bears the credit risk, grew 110% from December 31, 2007 to June 30, 2008 mainly as a result of the acquisition by FIA of the Citibank Puerto Rico credit card portfolio.
The Corporation improved its total deposits market position (excluding brokered certificates of deposit), among banking institutions in Puerto Rico, to number 3, (8.38% market share), from number 4, (7.70% market share), at December 31, 2007 and number 6, (6.33% market share), at September 30, 2007. Total deposits in Puerto Rico increased by approximately $278.6 million compared to the balance as of December 31, 2007. The increase in deposits includes a net core deposits increase of approximately $273 million.
•	Expanding Commercial Segment: To increase core deposits as well as non-interest income, FBPR re-launched Business Plus, a combined checking and line of credit product targeting small businesses, achieving great results. Account openings since the product re-launch increased by 42%, from an average monthly opening of 140 accounts to an average monthly opening of 199 accounts and the commercial deposit portfolio grew by approximately $94.5 million or 32% from December 31, 2007 to June 30, 2008.

•	One-Stop Shop Strategy: This strategy of providing a complete array of financial products and services to all customers in the individual, commercial and corporate segments has been very effective with latest statistics showing an increase in cross-selling referrals of 56% during the first half of 2008 while the closing rate on these referrals has increased 28%. The credit card alliance with FIA Card Services (Bank of America) allowed the Corporation access to 190,000 new customers, providing additional fee income and the opportunity to cross-sell additional products and services to this customer base.
•	Customer Satisfaction and Branding: Key to this growth is FBPR’s competitive advantage in customer satisfaction and service as evidenced by market research studies, conducted internally, where FBPR obtains the highest score in: Overall Satisfaction; Products/Services; Telephone Service; and Ease of Doing Business, all key elements to attract and retain customers. Also, FBPR continues to make inroads in terms of brand awareness and equity building. In our most recent studies FBPR was ranked third in brand awareness among the 11 banks in the market. Likewise, recent marketing initiatives have continued to strengthen FBPR’s service and value perceptions.
•	Business Rationalization: The Corporation continues to be committed to its cost reduction efforts and has been able to stabilize its operating expenses despite the expansion of its operations, increases in salaries and wages to retain our most important asset, our employees, increases in energy costs and increases in foreclosure related expenses as a result of the deterioration in the Puerto Rico and U.S. economies. Business Rationalization will now become a corporate-wide initiative extended to all business segments and all geographic markets served by the Corporation. Also, the Corporation remains focused on opportunities to enhance its non-interest income.
Fernando Scherrer, Executive Vice President and Chief Financial Officer of the Corporation, commented on the Corporation’s financial results, “The re-structuring of the investment portfolio, which began in late 2007 amid a more normal interest rate curve environment, along with some correction of the abnormal spread between brokered CD rates and LIBOR rates, has helped improve the Corporation’s net interest income. We continue to closely monitor the risks associated with the market turmoil in search for income enhancing and funding cost reducing opportunities, while controlling risks to the franchise, including interest rate risk,” continued Mr. Scherrer.
SECOND QUARTER FINANCIAL REVIEW
Net Interest Income
Second Quarter 2008 compared to Second Quarter 2007
Net interest income increased 15% to $134.6 million for the second quarter of 2008 from $117.2 million in the second quarter of 2007. The increase in net interest income reflects the effect of both changes in interest rates and changes in the mix and volume of the Corporation’s balance sheet. The decrease in short-term interest rates resulted in the call by counterparties of approximately $1.4 billion of interest rate swaps used by the Corporation to convert fixed-rate brokered certificates of deposit (“CDs”) to a floating rate, during the second quarter of 2008 ($2.4 billion for the first half of 2008). Following the cancellation of these swaps, the Corporation exercised its call option on approximately $1.3 billion swapped-to-floating brokered CDs ($2.4 billion for the first half of 2008). The current interest rate scenario has allowed the Corporation to replace brokered CDs that matured or were called with brokered CDs having lower rates than the brokered CDs that were hedged with interest rate swaps and, to a lesser extent, with other lower cost borrowings such as FHLB advances. This has reduced the overall cost of funding. By reducing the exposure to swapped-to-floating interest rate swaps that hedged brokered CDs, the Corporation locked in interest rates for longer periods, thus reducing interest rate risk.
The drop in rates in the long end of the yield curve adversely affected interest income due to the early redemption through call exercises in the second quarter of 2008 of approximately $1.1 billion of U.S. Agency debentures with an average yield of 5.87% ($1.2 billion for the first half of 2008 with an average yield of 5.88%). In spite of this, and given market opportunities, the

Corporation bought U.S. government sponsored agencies mortgage-backed securities (“MBS”) amounting to $2.2 billion at an average yield of 5.50% during the second quarter of 2008 ($3.2 billion at an average yield of 5.44% for the first half of 2008), which is significantly higher than the cost of borrowings used to finance the purchase of such assets. The increase in the volume of the investment portfolio also contributed to a higher net interest income during the first half of 2008. Average earning assets increased by approximately $1.1 billion for the second quarter of 2008, as compared to the same period in 2007.
Meanwhile, net interest income was adversely affected by lower yields in the loan portfolio attributed to the re-pricing of variable rate commercial and construction loans tied to short-term indexes, the increase in the balance of non-performing loans, and market disruptions in the U.S. mainland which have increased the spread between the interest rates on Brokered CDs and LIBOR/swap rates and have kept the Corporation from capturing the full benefit of the decrease in interest rates in the wholesale funding source.
Second Quarter 2008 compared to First Quarter 2008 (Trailing Quarter Comparison)
The increase in net interest income of $10.1 million for the second quarter of 2008, as compared to the previous trailing quarter ended on March 31, 2008, resulted from the above mentioned changes in rates, shift in the balance sheet composition and increase in the average volume of interest earning assets as well as a higher net unrealized gain on the valuation of derivatives and financial liabilities measured at fair value. Net interest margin on a tax equivalent basis increased to 3.28% from 3.09% for the first quarter of 2008 as the decrease in the overall cost of funding due to lower short-term rates offset lower loan yields.
Non-Interest Income
Second Quarter 2008 compared to Second Quarter 2007
Non-interest income increased 10% to $12.0 million for the second quarter of 2008 from $10.9 million for the same period a year ago. This is due to a combination of factors, including lower other-than-temporary impairment charges on equity securities, an increase in point of sale (POS) and ATM interchange fee income and a recovery in value of servicing rights. For the second quarter of 2008, other-than-temporary impairment charges on investment securities amounted to $0.5 million, compared to a $1.4 million charge recorded for the same period a year ago. POS and ATM interchange fee income increased by approximately $0.7 million, based on a change in the calculation of interchange fees charged between financial institutions in Puerto Rico from the fixed fee calculation to a percentage of the sale amount since the second half of 2007. Recent increases in long-term rates and lower prepayment rates caused a recovery of $0.7 million in the value of servicing rights for the second quarter of 2008, as compared to $0.1 million for the comparable period a year ago. The above mentioned factors were partially offset by a decrease of $1.0 million in fees and service charges on loans, primarily related to certain non-ordinary transactions recorded during the second quarter of last year including an income of $0.5 million related to syndication fees on a commercial loan and fees of approximately $0.6 million in connection to a credit card portfolio servicing agreement. This interim servicing agreement was related to a credit card portfolio sold by the Corporation early in 2007.
Second Quarter 2008 compared to First Quarter 2008 (Trailing Quarter Comparison)
Compared to the first quarter of 2008, non-interest income decreased 59% to $12.0 million from $29.4 million. The previous trailing quarter includes a one-time gain of $9.3 million on the mandatory redemption of part of the Corporation’s investment in VISA as part of VISA’s Initial Public Offering (IPO) in March 2008, and a realized gain of $6.9 million on the sale of fixed-rate MBS. In addition, the decrease in non-interest income, as compared to the first quarter of 2008, is attributable to the recognition of other-than-temporary impairment charges of $0.5 million on certain equity securities. No other-than-temporary impairment charges on investments were recorded in the first quarter of 2008.

Non-Interest Expenses
Second Quarter 2008 compared to Second Quarter 2007
Non-interest expenses increased 11% to $81.8 million for the second quarter of 2008 from $73.5 million for the same period a year ago. Expenses increased primarily due to higher foreclosure-related expenses, deposit insurance premium payments, employees’ compensation and benefits and occupancy and equipment expenses. Foreclosure-related expenses increased by approximately $2.9 million, mainly associated with repairs, maintenance, insurance and legal expenses for foreclosed properties in the Miami Agency and includes valuation adjustments amounting to approximately $0.7 million for the second quarter of 2008 on certain residential and commercial income properties in Puerto Rico. Deposit insurance premium expenses increased by $2.0 million because of the new assessment system adopted by the FDIC effective in 2007. Employees’ compensation and benefit expenses increased by $1.6 million, primarily due to a higher average compensation and related fringe benefits. Occupancy and equipment expenses increased by $1.0 million primarily due to higher software and leasehold improvements amortization associated with the expansion of the Corporation’s operations. The Corporation’s efficiency ratio (defined in note 2 to Table 1 attached hereto) for the second quarter of 2008 and first half of 2008 was 55.77% and 54.57%, respectively, compared to 57.33% and 58.47% for the same periods a year ago.
Second Quarter 2008 compared to First Quarter 2008 (Trailing Quarter Comparison)
Non-interest expenses decreased of $0.4 million for the second quarter of 2008 as compared to the first quarter of 2008. This is mainly attributable to lower employees’ compensation and benefit expenses as a result of, among other things, lower than estimated costs on the previously reported voluntary separation program. The Corporation has been able to continue the expansion of its operations without incurring substantial additional operating expenses.

Net Income
Six-months ended June 30, 2008 compared to Six-months ended June 30, 2007
For the first six months of 2008, the Corporation’s net income amounted to $66.6 million, or $0.50 per diluted common share. Net income for the same period in 2007 was $46.6 million, or $0.32 per diluted common share, or an increase of 43%. The increase in earnings is associated with a net interest income increase of $24.4 million due to declining short-term interest rates and the steepening of the yield curve, an income tax benefit of $17.2 million for the first half of 2008 compared to an income tax expense of $12.4 million for the corresponding period of 2007 (refer to Income Taxes discussion below for additional information) and the previously mentioned investments-related gains recorded in the first quarter of 2008. The impact of these transactions was partially diluted, when compared to the first half of 2007, by gains of $2.8 million on the sale of a credit card portfolio and $2.5 million on the partial extinguishment and recharacterization of a secured commercial loan to a local financial institution that was recognized in the first half of 2007.
Also financial results for the first half of 2008, as compared to the same period a year ago, were adversely affected by the deterioration in the credit quality of the loan portfolio and increases in general reserves to reflect weakening economic and housing market conditions, as well as higher foreclosure-related and deposit premium expenses due to reasons discussed above. Total provision for loan and lease losses and foreclosure-related expenses increased by $37.6 million and $5.9 million, respectively, for the first half of 2008, as compared to the same period a year ago.

Credit Quality and Allowance for Loan and Lease losses
The following table sets forth an analysis of the allowance for loan and lease losses during the periods indicated:

Quarter Ended	Six-Month Period Ended
June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2008	2008	2007	2008	2007

Allowance for loan and lease losses, beginning of period	$210,495	$190,168	$161,419	$190,168	$158,296
Provision for loan and lease losses	41,323	45,793	24,628	87,116	49,542

Loans net charged-offs:
Residential real estate	(1,129)	(1,239)	(1,102)	(2,368)	(1,266)
Commercial and Construction	(13,391)	(7,957)	(2,411)	(21,348)	(5,437)
Finance leases	(1,661)	(2,372)	(2,013)	(4,033)	(3,951)
Consumer	(13,365)	(13,898)	(15,512)	(27,263)	(32,175)

Net charge-offs	(29,546)	(25,466)	(21,038)	(55,012)	(42,829)

Allowance for loan and lease losses, end of period	$222,272	$210,495	$165,009	$222,272	$165,009

Allowance for loan and lease losses to period end total loans receivable	1.82%	1.74%	1.47%	1.82%	1.47%
Net charge-offs (annualized) to average loans outstanding during the period	0.97%	0.85%	0.75%	0.91%	0.77%
Provision for loan and lease losses to net charge-offs during the period	1.40	x	1.80	x	1.17	x	1.58	x	1.16	x
Total non-performing loans as of June 30, 2008 were $448.5 million compared to $421.5 million as of March 31, 2008 and $413.1 million as of December 31, 2007. The increase of 6% in the non-performing loans balance for the second quarter of 2008, as compared to the balance as of March 31, 2008 was mainly associated with an increase of $44.8 million in the non-performing commercial loan portfolio (other than construction loans), partially offset by lower construction and consumer loans in non accrual status. The increase in non-accruing commercial loans is related to continuing adverse economic conditions in Puerto Rico and the classification as non-accrual during the second quarter of 2008 of certain previously identified impaired loans, including a participation in a syndicated commercial loan in the U.S. Virgin Islands with a carrying value of $13.0 million as of June 30, 2008, net of a charge-off of $9.1 million recorded in the second quarter of 2008. The charge-off was lower than the reserve amount of $11.9 million, provided for during the first quarter of 2008, as the loss in this relationship will be lower than originally estimated given recent negotiations for the settlement of the loan.

Non-accruing construction loans decreased mainly as a result of the sale of one of the impaired loans in the previously reported impaired relationship in the Miami Agency. The loan’s carrying amount was $21.8 million (net of an impairment of $2.4 million) and was sold for $22.5 million. Also, during the second quarter of 2008, the Corporation added a net of approximately $3.8 million to its other real estate owned (OREO) portfolio, as a result of collateral repossessed in settlement of another of the loans in this impaired relationship. As of June 30, 2008, and as a result of the transactions completed during the fourth quarter of 2007 and first half of 2008, there were no outstanding loans associated with this relationship in the Miami Agency and the carrying amount of OREO resulting from related-foreclosures was $18.6 million. The reduction to $18.6 million is a significant decrease in the balance of this impaired relationship from the $60.5 million balance when it was identified as impaired during the first half of 2007. As of the date of this press release, the Corporation has identified interested purchasers for the remaining two foreclosed properties. However, the Corporation cannot predict whether the properties will be ultimately sold to these parties.
The decrease in non-accruing consumer loans resulted from successful collection efforts and net charge-offs of approximately $13.4 million and $27.3 million for the second quarter and first half of 2008, respectively. Consumer loans delinquencies have shown signs of improvements, particularly in the auto loan portfolio, and the net charge offs to average loans ratio on the consumer portfolio (including finance leases) improved during the quarter to 3.02% from 3.20% for the first quarter of 2008.
The balance of non-accruing residential mortgage loans remained stable, as compared to the balance as of March 31, 2008, due to improved collection efforts and to some extent to the impact of loans modified through the loan loss mitigation program that were returned to accruing status as borrowers have made consistent payments over a sustained period. Initiatives implemented since late 2005 directed to strengthening the Corporation’s credit policies, as well as the implementation of loss mitigation initiatives, have begun to pay off. Since the inception of the loan loss mitigation program in the third quarter of 2007, the Corporation has completed approximately 295 loan modifications with an outstanding balance of approximately $50.6 million. Of this amount approximately $37.0 million were eligible to be returned to accruing status and $22.3 million have been returned to accruing status after a sustained period of repayments.
The provision for loan and lease losses amounted to $41.3 million or 140% of net charge-offs for the second quarter of 2008 compared to $24.6 million or 117% of net charge-offs for the second quarter of 2007 and $45.8 million or 180% of net charge-offs for the first quarter of 2008. The increase, as compared to the second quarter of 2007, is mainly attributable to additional reserves allocated to commercial and construction loans as well as increases to the reserve factors for potential losses inherent in the loans portfolio associated with the weakening economic conditions in Puerto Rico and the slowdown in the United States housing sector and the increase in the overall volume of the loan portfolio. Increases to reserve factors due to economic conditions in Puerto Rico include higher provisions for the residential mortgage loan portfolio. When compared to the first quarter of 2008, the provision for loan and lease losses decreased primarily due to lower specific reserve charges on new impaired loans identified during this quarter. Also, there was a decrease in consumer and finance leases charge-offs, as compared to the previous trailing quarter.
The Corporation’s net charge-offs for the second quarter of 2008 were $29.5 million or 0.97% of average loans on an annualized basis, compared to $21.0 million or 0.75% of average loans on an annualized basis for the same period in 2007. The increase in net charge-offs for the second quarter of 2008, compared to the same period in 2007, was mainly associated with the Corporation’s commercial and construction loan portfolio including the $9.1 million charge-off related to the previously reported participation in a syndicated commercial loan collateralized by a marina, commercial real estate, and a high-end apartment complex in the U.S. Virgin Islands and $2.4 million in charge-offs related to the above mentioned repossession and sale of loans in the Miami Agency. Notwithstanding this increase, the Corporation experienced a decrease in net charge-offs for consumer loans which amounted to $13.4 million for the second quarter of 2008, as compared to $15.5 million for the second quarter of 2007 and $13.9 million for the previous trailing quarter ended on March 31, 2008.
“Changes in underwriting standards implemented for the consumer business since late 2005 have resulted in positive trends in consumer delinquencies as this portfolio, with an average life of approximately four years, continues to be replenished by new originations under the revised standards,” commented Aurelio Aleman, Senior Executive Vice President and Chief Operating Officer of the Corporation.
The following table presents annualized charge-offs to average loans held-in-portfolio:

	For the	For the	For the	For the	For the
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007

Residential mortgage loans(1)	0.14%	0.16%	–0.05%	0.01%	0.15%
Commercial and Construction loans	0.78%	0.48%	0.37%	0.19%	0.16%
Consumer loans(2)	3.02%	3.20%	3.57%	3.56%	3.31%
Total loans	0.97%	0.85%	0.85%	0.77%	0.75%

(1)	Loan recoveries for the fourth quarter 2007 exceeded loan charge-offs.

(2)	Includes Lease Financing.
Income Taxes
Income tax benefit amounted to $9.5 million for the second quarter of 2008 compared to an income tax expense of $6.2 million for the second quarter of 2007. The positive change was mainly due to the reversal of $10.6 million of Unrecognized Tax Benefits (“UTBs”) for positions taken on income tax returns recorded under the provisions of Financial Interpretation (“FIN”) 48. Higher deferred tax benefits were recorded, as compared to the second quarter of 2007, in connection to a higher provision for loan and lease losses and also the current provision, excluding the reversal of the FIN 48 contingency, decreased due to lower taxable income for the second quarter 2008 as compared to the same period in prior year.
Financial Condition and Operating Data
The Corporation’s total assets as of June 30, 2008 amounted to $18.8 billion as compared to $17.2 billion as of December 31, 2007, an increase of $1.6 billion. This is mainly attributable to the increase in the Corporation’s portfolio of MBS resulting from the purchase of approximately $3.2 billion during the first half of 2008 as market conditions presented an opportunity for the Corporation to obtain attractive yields, improve its net interest margin and mitigate the impact of $1.2 billion U.S. Agency debentures called by counterparties. Also, the increase in total assets, as compared to the balance as of December 31, 2007, was related to the increase of the loan portfolio of $450.3 million (before allowance for loan and lease losses) driven by new originations. Total loan production for the quarter and six-month period ended on June 30, 2008 was $1.0 billion and $2.1 billion, respectively, compared to $932.8 million and $1.9 billion for the comparable periods in 2007.
Over 95% of the Corporation’s securities portfolio is invested in U.S. Government and Agency debentures and mortgage-backed securities, which are rated AAA by a nationally recognized rating agency or that carry an implicit AAA rating. Principal of these securities is guaranteed by either the full faith and credit of the U.S. Government or by a Government Sponsored Entity (U.S. Government Agency).
As of June 30, 2008, total liabilities amounted to $17.4 billion, an increase of approximately $1.6 billion, as compared to $15.8 billion as of December 31, 2007. The increase in total liabilities was mainly attributed to a higher volume of securities sold under repurchase agreements aligned with the increase in MBS. In addition, total liabilities increased due to a higher volume of deposits, an increase of $493.3 million compared to the balance as of December 31, 2007. The Corporation has been able to attract clients by offering competitive rates and additional interest-bearing products. In terms of core deposit accounts, the Corporation has added more than 44,000 new accounts since the beginning of 2008. Other sources of funding, including FHLB advances increased by $357.0 million, as compared to December 31, 2007, reflecting the use of alternative sources to replace brokered CDs that matured or were called and to finance lending activities.
The Corporation’s stockholders’ equity amounted to $1.4 billion as of June 30, 2008, a decrease of $20.0 million compared to the balance as of December 31, 2007. The decrease in stockholders’ equity as of June 30, 2008 is mainly attributable to net unrealized losses of $53.5 million on the fair value of available-for-sale securities recorded as part of comprehensive income in connection to recent decreases in MBS prices. Also, dividends declared during the first half of 2008 amounted to $33.1 million. These factors were partially offset by the net income of $66.6 million recorded for the first half of 2008.

Liquidity and Capital
The Corporation maintains a basic surplus (cash, short-term assets minus short-term liabilities, and secured lines of credit) in excess of a 5% self-imposed minimum limit over total assets. As of June 30, 2008, the basic surplus ratio of approximately 5.22% included un-pledged assets, Federal Home Loan Bank lines of credit, and cash. Access to regular and customary sources of funding have remained unrestricted, including the repurchase agreements given the liquidity and credit quality of the securities held in portfolio. The Corporation does not include and does not rely on uncommitted inter-bank lines of credit (federal funds lines) to fund its operations or loan portfolios. The Corporation’s exposure to non-rated or sub-prime mortgage-backed securities is not material; therefore, it is not subject to liquidity threats stemming from such exposure.
Based on its capital position, the Corporation does not need to raise additional capital. Its estimated total regulatory capital ratio will be approximately 300 basis points above established regulatory minimums to be “well capitalized.”
Dividends
In terms of dividend payments, the Corporation is confident, based on internal forecasts for 2008, that it will be able to continue paying the current dividend amounts to common, preferred and trust preferred shareholders.
Recent Developments
On June 30, 2008, the Corporation announced that the Federal Reserve Bank of New York, under the delegated authority of the Board of Governors of the Federal Reserve System, elected to terminate the Order to Cease and Desist imposed on the Corporation dated March 16, 2006, relating to the mortgage-related transactions with other financial institutions. With the termination of this Order to Cease and Desist, all regulatory orders imposed on the Corporation as a result of the restatement process have been terminated.

About First BanCorp
First BanCorp is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida; of FirstBank Insurance Agency; and of Ponce General Corporation. First BanCorp, FirstBank Puerto Rico and FirstBank Florida, the thrift subsidiary of Ponce General, all operate within U.S. banking laws and regulations. The Corporation operates a total of 185 branches, stand-alone offices and in-branch service centers throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are Money Express, a finance company; First Leasing and Car Rental, a car and truck rental leasing company; and FirstMortgage, a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Insurance VI, an insurance agency, and First Express, a small loan company. First BanCorp’s common and preferred shares trade on the New York Stock Exchange under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE.
Safe Harbor
This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbor created by such section. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, but not limited to, the risks arising from credit and other risks of the Corporation’s lending and investment activities, including the condo conversion loans in its Miami Agency; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; general economic conditions, including the interest rate scenario and the performance of the financial markets, which may affect demand for the Corporation’s products and services and the value of the Corporation’s assets, including the value of the interest rate swaps that economically hedge the interest rate risk mainly relating to brokered certificates of deposit and medium-term notes as well as other derivative instruments used for protection from interest rate fluctuations; risks arising from worsening economic conditions in Puerto Rico and in the United States market; changes in the Corporation’s expenses associated with acquisitions and dispositions; developments in technology; the impact of Doral Financial Corporation’s and R&G Financial Corporation’s financial condition on the repayment of their outstanding secured loans to the Corporation; the Corporation’s ability to issue brokered certificates of deposit and fund operations; risks associated with downgrades in the credit ratings of the Corporation’s securities; general competitive factors and industry consolidation; and risks associated with regulatory and legislative changes for financial services companies in Puerto Rico, the United States, and the U.S. and British Virgin Islands, could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from those anticipated or projected. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EXHIBIT A
Table 1. Selected Financial Data
SELECTED FINANCIAL DATA
(In thousands, except for per share and financial ratios)

	Quarter ended			Six-month period ended
	June 30,	March 31,	June 30,	June 30,
	2008	2008	2007	2008	2007
Condensed Income Statements:
Total interest income	$276,608	$279,087	$305,871	$555,695	$604,456
Total interest expense	142,002	154,629	188,656	296,631	369,806
Net interest income	134,606	124,458	117,215	259,064	234,650
Provision for loan and lease losses	41,323	45,793	24,628	87,116	49,542
Non-interest income	12,002	29,380	10,903	41,382	26,725
Non-interest expenses	81,763	82,187	73,454	163,950	152,818
Income before income taxes	23,522	25,858	30,036	49,380	59,015
Income tax benefit (expense)	9,472	7,731	(6,241)	17,203	(12,388)
Net income	32,994	33,589	23,795	66,583	46,627
Net income attributable to common stockholders	22,925	23,520	13,726	46,445	26,489
Per Common Share Results:
Net income per share basic	$0.25	$0.25	$0.16	$0.50	$0.32
Net income per share diluted	$0.25	$0.25	$0.16	$0.50	$0.32
Cash dividends declared	$0.07	$0.07	$0.07	$0.14	$0.14
Average shares outstanding	92,505	92,504	83,254	92,505	83,254
Average shares outstanding diluted	92,708	92,592	83,876	92,650	83,757
Book value per common share	$9.21	$9.73	$9.08	$9.21	$9.08
Tangible book value per common share	$8.62	$9.13	$8.45	$8.62	$8.45
Selected Financial Ratios (In Percent):
Profitability:
Return on Average Assets	0.72	0.77	0.56	0.74	0.54
Interest Rate Spread (1)	2.92	2.64	2.34	2.78	2.35
Net Interest Margin (1)	3.28	3.09	2.88	3.19	2.91
Return on Average Total Equity	9.16	9.36	7.16	9.26	7.45
Return on Average Common Equity	10.29	10.63	7.05	10.46	7.55
Average Total Equity to Average Total Assets	7.91	8.18	7.76	8.04	7.31
Dividend payout ratio	28.25	27.53	42.46	27.88	44.00
Efficiency ratio (2)	55.77	53.42	57.33	54.57	58.47
Asset Quality:
Allowance for loan and lease losses to loans receivable	1.82	1.74	1.47	1.82	1.47
Net charge-offs (annualized) to average loans	0.97	0.85	0.75	0.91	0.77
Provision for loan and lease losses to net charge-offs	1.40x	1.80x	1.17x	1.58x	1.16x
Other Information:
Common Stock Price: End of period	$6.34	$10.16	$10.99	$6.34	$10.99

	As of	As of	As of
	June 30,	March 31,	December 31,
	2008	2008	2007
Balance Sheet Data:
Loans and loans held for sale	$12,250,045	$12,081,998	$11,799,746
Allowance for loan and lease losses	222,272	210,495	190,168
Money market and investment securities	6,086,338	5,456,038	4,811,413
Total assets	18,828,786	18,149,029	17,186,931
Deposits	11,527,784	11,639,031	11,034,521
Borrowings	5,719,399	4,852,446	4,460,006
Total common equity	851,593	900,158	871,546
Total equity	1,401,693	1,450,258	1,421,646

1-	On a tax equivalent basis (see discussion in Table 2 below).

2-	Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments and financial instruments measured at fair value under SFAS 159.

Table 2. Statement of Average Interest-Earning Assets and Average Interest-Bearing
Liabilities (On a Tax Equivalent Basis)

	Average volume			Interest income (1) / expense			Average rate (1)
	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
Quarter Ended	2008	2008	2007	2008	2008	2007	2008	2008	2007
	(Dollars in thousands)
Earning assets:
Money market investments	$374,559	$429,441	$424,877	$1,813	$3,259	$5,288	1.95%	3.05%	4.99%
Government obligations (2)	1,303,468	2,268,554	2,634,794	20,566	37,145	39,139	6.35%	6.59%	5.96%
Mortgage-backed securities	3,806,115	2,393,727	2,340,279	58,034	33,991	29,295	6.13%	5.71%	5.02%
Corporate bonds	6,103	6,267	6,964	141	141	143	9.29%	9.05%	8.24%
FHLB stock	66,703	61,748	44,099	1,140	1,121	748	6.87%	7.30%	6.80%
Equity investments	4,183	4,263	8,515	—	11	2	0.00%	1.04%	0.09%

Total investments (3)	5,561,131	5,164,000	5,459,528	81,694	75,668	74,615	5.91%	5.89%	5.48%

Residential real estate loans	3,308,950	3,188,296	2,877,844	54,239	51,720	46,847	6.59%	6.52%	6.53%
Construction loans	1,475,995	1,472,488	1,447,779	20,745	23,720	31,403	5.65%	6.48%	8.70%
Commercial loans	5,379,906	5,221,823	4,740,338	73,461	85,440	90,738	5.49%	6.58%	7.68%
Finance leases	376,007	378,002	381,609	8,108	8,288	8,342	8.67%	8.82%	8.77%
Consumer loans	1,613,563	1,653,520	1,737,817	46,479	48,056	50,794	11.59%	11.69%	11.72%

Total loans (4) (5)	12,154,421	11,914,129	11,185,387	203,032	217,224	228,124	6.72%	7.33%	8.18%

Total earning assets	$17,715,552	$17,078,129	$16,644,915	$284,726	$292,892	$302,739	6.46%	6.90%	7.30%

Interest-bearing liabilities:
Interest bearing deposits	$11,045,132	$10,506,233	$10,503,431	$98,295	$111,976	$127,804	3.58%	4.29%	4.88%
Other borrowed funds	3,724,955	3,670,829	3,648,460	32,351	38,494	46,449	3.49%	4.22%	5.11%
FHLB advances	1,151,861	1,067,070	675,530	9,572	11,148	9,001	3.34%	4.20%	5.34%

Total interest bearing liabilities (6)	$15,921,948	$15,244,132	$14,827,421	$140,218	$161,618	$183,254	3.54%	4.26%	4.96%

Net interest income				$144,508	$131,274	$119,485

Interest rate spread							2.92%	2.64%	2.34%
Net interest margin							3.28%	3.09%	2.88%

	Average volume		Interest income (1)/ expense		Average rate (1)
Six-Month Period Ended June 30,	2008	2007	2008	2007	2008	2007
	(Dollars in thousands)
Earning assets:
Money market investments	$402,774	$416,244	$5,072	$10,666	2.53%	5.17%
Government obligations (2)	1,786,011	2,681,953	57,711	79,480	6.50%	5.94%
Mortgage-backed securities	3,102,385	2,361,926	92,025	59,268	5.97%	5.06%
Corporate bonds	6,185	6,983	282	288	9.17%	8.27%
FHLB stock	64,274	42,817	2,261	1,202	7.07%	5.66%
Equity investments	4,186	10,368	11	3	0.53%	0.06%

Total investments (3)	5,365,815	5,520,291	157,362	150,907	5.90%	5.51%

Residential real estate loans	3,249,913	2,840,729	105,959	92,368	6.56%	6.56%
Construction loans	1,474,252	1,466,238	44,465	63,216	6.07%	8.69%
Commercial loans	5,301,551	4,755,577	158,901	180,703	6.03%	7.66%
Finance leases	377,004	375,825	16,396	16,579	8.75%	8.90%
Consumer loans	1,633,598	1,755,532	94,535	102,480	11.64%	11.77%

Total loans (4) (5)	12,036,318	11,193,901	420,256	455,346	7.02%	8.20%

Total earning assets	$17,402,133	$16,714,192	$577,618	$606,253	6.67%	7.31%

Interest-bearing liabilities:
Interest bearing deposits	$10,779,267	$10,462,227	$210,271	$252,312	3.92%	4.86%
Other borrowed funds	3,697,892	3,742,210	70,845	95,470	3.85%	5.14%
FHLB advances	1,109,465	646,242	20,720	17,198	3.76%	5.37%

Total interest bearing liabilities (6)	$15,586,624	$14,850,679	$301,836	$364,980	3.89%	4.96%

Net interest income			$275,782	$241,273

Interest rate spread					2.78%	2.35%
Net interest margin					3.19%	2.91%

(1)	On a tax equivalent basis. The tax equivalent yield was estimated by dividing the interest rate spread on exempt assets by (1 less Puerto Rico statutory tax rate of 39%) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments, unrealized gains or losses on SFAS 159 liabilities, and basis adjustment amortization or accretion are excluded from interest income and interest expense for average rate calculation purposes because the changes in valuation do not affect interest paid or received.

(2)	Government obligations include debt issued by government sponsored agencies.

(3)	Unrealized gains and losses in available-for-sale securities are excluded from the average volumes.

(4)	Average loan balances include the average of non-accruing loans, on which interest income is recognized when collected.

(5)	Interest income on loans includes $2.9 million, $2.5 million and $2.4 million for the second quarter of 2008, first quarter of 2008 and second quarter of 2007, respectively, of income from prepayment penalties and late fees related to the Corporation’s loan portfolio. Interest income on loans includes $5.4 million, and $5.9 million for the six month period ended on June 30, 2008 and 2007, respectively, of income from prepayment penalties and late fees related to the Corporation’s loan portfolio.

(6)	Unrealized gains and losses on SFAS 159 liabilities are excluded from the average volumes.

Table 3. Non-Interest Income

	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,
	2008	2008	2007	2008	2007
	(In thousands)
Other service charges on loans	$1,418	$1,313	$2,418	$2,731	$4,209
Service charges on deposit accounts	3,191	3,364	3,185	6,555	6,376
Mortgage banking activities	804	319	351	1,123	1,113
Rental income	579	543	669	1,122	1,333
Insurance income	2,551	2,728	2,625	5,279	5,574
Other operating income	4,138	4,920	3,091	9,058	6,399

Non-interest income before net (loss) gain on investments, net gain on partial extinguishment and recharacterization of a secured commercial loan to a local financial institution and gain on sale of credit card portfolio	12,681	13,187	12,339	25,868	25,004

Gain on VISA shares	—	9,342	—	9,342	—
Net (loss) gain on sale of investment	(190)	6,851	—	6,661	(732)
Impairment on investments	(489)	—	(1,436)	(489)	(2,863)

Net (loss) gain on investment	(679)	16,193	(1,436)	15,514	(3,595)
Gain on partial extinguishment and recharacterization of a secured commercial loan to a local financial institution	—	—	—	—	2,497
Gain on sale of credit card portfolio	—	—	—	—	2,819

Total	$12,002	$29,380	$10,903	$41,382	$26,725

Table 4. Non-Interest Expenses

	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,
	2008	2008	2007	2008	2007
	(In thousands)
Employees’ compensation and benefits	$34,994	$36,326	$33,352	$71,320	$69,724
Occupancy and equipment	15,541	14,979	14,496	30,520	28,878
Deposit insurance premium	2,345	2,346	328	4,691	684
Other taxes, insurance and supervisory fees	5,588	5,664	5,124	11,252	10,041
Professional fees — recurring	3,620	4,560	3,343	8,180	6,745
Professional fees — non-recurring	1,299	499	2,265	1,798	5,260
Servicing and processing fees	2,381	2,588	1,656	4,969	3,375
Business promotion	4,802	4,265	4,864	9,067	9,794
Communications	2,250	2,273	2,169	4,523	4,397
Foreclosure-related expenses	3,172	3,256	266	6,428	541
Other	5,771	5,431	5,591	11,202	13,379

Total	$81,763	$82,187	$73,454	$163,950	$152,818

Table 5. Loan Portfolio
Composition of the loan portfolio including loans held for sale at period-end.

	June 30,	March 31,	December 31,	June 30,
(In thousands)	2008	2008	2007	2007
Residential real estate loans	$3,393,934	$3,277,686	$3,164,421	$2,924,697

Commercial loans:
Construction loans	1,467,544	1,484,492	1,454,644	1,459,774
Commercial real estate loans	1,324,509	1,342,644	1,279,251	1,278,995
Commercial loans	3,502,929	3,362,926	3,231,126	2,813,448
Loans to local financial institutions collateralized by real estate mortgages	591,674	606,041	624,597	663,931

Commercial loans	6,886,656	6,796,103	6,589,618	6,216,148

Finance leases	373,588	376,835	378,556	386,267

Consumer and other loans	1,595,867	1,631,374	1,667,151	1,721,567

Total loans	$12,250,045	$12,081,998	$11,799,746	$11,248,679

Table 6. Loan Portfolio by Geography

	Puerto	Virgin	United
As of June 30, 2008	Rico	Islands	States	Total
	(In thousands)
Residential real estate loans, including loans held for sale	$2,534,253	$461,157	$398,524	$3,393,934

Construction loans (1)	725,778	158,650	583,116	1,467,544
Commercial real estate loans	838,986	61,341	424,182	1,324,509
Commercial loans	3,332,846	136,626	33,457	3,502,929
Loans to local financial institutions collateralized by real estate mortgages	591,674	—	—	591,674

Total commercial loans	5,489,284	356,617	1,040,755	6,886,656

Finance leases	373,588	—	—	373,588

Consumer loans	1,417,815	133,241	44,811	1,595,867

Total loans, gross	$9,814,940	$951,015	$1,484,090	$12,250,045

(1)	United States construction loans include approximately $250.5 million of condo-conversion loans originated by the Miami Agency.

Table 7. Non-Performing Assets

	June 30,	March 31,	December 31,	June 30,
(Dollars in thousands)	2008	2008	2007	2007
Non-accruing loans:
Residential real estate	$230,240	$229,643	$209,077	$147,954
Commercial, commercial real estate and construction	176,441	145,819	148,939	119,891
Finance leases	4,619	4,989	6,250	6,987
Consumer	37,175	41,030	48,784	40,732

	448,475	421,481	413,050	315,564

Other real estate owned (1)	38,620	33,913	16,116	6,280
Other repossessed property	11,270	10,000	10,154	14,100

Total non-performing assets	$498,365	$465,394	$439,320	$335,944

Allowance for loan and lease losses	$222,272	$210,495	$190,168	$165,009
Allowance to total non-accruing loans	49.56%	49.94%	46.04%	52.29%
Allowance to total non-accruing loans, excluding residential real estate loans	101.85%	109.73%	93.23%	98.45%

(1)	As of June 30, 2008, other real estate owned include approximately $18.6 million from the previously reported impaired relationship in the Miami Agency.
Table 8. Net Charge-Offs Ratios to Average Loans

	Six-Months Ended
	June 30,	Year Ended December 31,
	2008	2007	2006	2005	2004
Residential real estate loans	0.15%	0.03%	0.04%	0.05%	0.02%

Commercial and Construction loans	0.63%	0.23%	0.04%	0.10%	0.11%

Consumer loans*	3.11%	3.48%	2.90%	2.06%	2.25%

Total loans	0.91%	0.79%	0.55%	0.39%	0.48%

*	Includes Lease Financing
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